Exhibit 99.2

Agro Merchants Global, L.P.

Condensed Consolidated Financial Statements

(Unaudited)

As of September 30, 2020 and for the Nine Months

Ended September 30, 2020 and September 30, 2019

Agro Merchants Global, L.P.

Index

September 30, 2020 and September 30, 2019

Page(s)
Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheets September 30, 2020 and December 31, 2019	1

Condensed Consolidated Statements of Operations (Unaudited) Nine Months Ended September 30, 2020 and September 30, 2019	2

Condensed Consolidated Statements of Comprehensive Loss (Unaudited) Nine Months Ended September 30, 2020 and September 30, 2019	3

Condensed Consolidated Statements of Partners’ Capital (Unaudited) Nine Months Ended September 30, 2020 and September 30, 2019	4

Condensed Consolidated Statements of Cash Flows (Unaudited) Nine Months Ended September 30, 2020 and September 30, 2019	5-6

Notes to Unaudited Condensed Consolidated Financial Statements As of September 30, 2020 and for the nine Months Ended September 30, 2020 and September 30, 2019	7-30

Agro Merchants Global, L.P.

Condensed Consolidated Balance Sheets

Amounts in thousands

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$73,066	$19,213
Restricted cash	4,329	7,772
Accounts receivable, net of allowance for doubtful accounts of $851 and $2,088, respectively	79,891	84,959
Inventories, net	7,099	5,790
Prepaid expenses and other current assets	22,706	19,889

Total current assets	187,091	137,623
Property, plant and equipment, net	555,948	567,794
Investment in unconsolidated subsidiary	21,821	21,121
Goodwill, net	64,895	71,158
Intangible assets, net	71,033	78,948
Noncurrent deferred income tax assets	6,885	4,716
Other long-term assets	4,689	9,017

Total assets	$912,362	$890,377

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$41,632	$36,193
Accrued liabilities	67,229	38,518
Deferred revenues	3,426	3,825
Revolving credit facilities	3,810	4,904
Current maturities of long-term and related party debt	5,158	8,607
Current portion of sale-leaseback financing obligations	1,559	1,461
Current portion of capital lease obligations	8,226	8,267
Income tax payable	1,962	541

Total current liabilities	133,002	102,316
Revolving credit facilities, less current maturities	32,186	17,077
Long-term and related party debt, less current maturities	501,922	494,229
Sale-leaseback financing obligations, less current portion	71,892	73,060
Capital lease obligations, less current portion	26,508	23,786
Noncurrent deferred income tax liabilities	32,668	34,077
Other long-term liabilities	22,166	10,481

Total liabilities	820,344	755,026

Commitments and Contingencies (Note 9,10,15)
Redeemable noncontrolling interest	7,283	5,367

Partners’ Capital
Partners’ capital	112,662	166,800
Accumulated other comprehensive loss	(27,927)	(36,816)

Total partners’ capital	84,735	129,984

Total liabilities and partners’ capital	$912,362	$890,377

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Condensed Consolidated Statements of Operations (Unaudited)

Amounts in thousands

	September 30,	September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Net revenues	$395,335	$392,218

Operating expenses
Cost of operations	288,001	291,517
Facility leases	15,243	14,077
Selling, general and administrative	54,904	41,042
Share-based compensation	986	1,410
Depreciation and amortization	47,534	42,941
Impairment of goodwill and intangibles	—	1,945
Business acquisition and organization costs	18,174	3,140
(Gain) loss on the sale of long lived assets	(5,277)	896

Total operating expenses	419,565	396,968

Operating loss	(24,230)	(4,750)

Other (expense) income
Other (expense) income, net	(2,287)	11,405
Interest expense, net	(29,319)	(32,062)

Total other expense	(31,606)	(20,657)

Net loss before taxation	(55,836)	(25,407)
Income tax benefit	2,361	2,008

Net loss after taxation	(53,475)	(23,399)
Equity income of equity-method investment	700	644

Net loss	(52,775)	(22,755)
Net loss attributable to noncontrolling interest	(9)	(126)

Net loss attributable to partners of Agro Merchants Global, L.P.	$(52,766)	$(22,629)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

Amounts in thousands

	September 30,	September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Net loss attributable to partners of Agro Merchants Global, L.P (a)	$(52,766)	$(22,629)

Other comprehensive income (loss), net of taxes Foreign currency translation adjustment (a)	8,889	(9,739)

Total other comprehensive income (loss), net of taxes	8,889	(9,739)

Comprehensive loss attributable to partners of Agro Merchants Global, L.P.	$(43,877)	$(32,368)

(a)

Net loss attributable to partners of Agro Merchants Global, L.P. excludes net loss of $9 and $126 for the nine months ended September 30, 2020 and 2019, respectively, relating to the redeemable noncontrolling interest which is reflected in temporary equity in the Consolidated Balance Sheets. Foreign currency translation adjustment also excludes $26 and $(323) for the nine months ended September 30, 2020 and September 30, 2019, respectively, relating to the redeemable noncontrolling interest.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Condensed Consolidated Statements of Partners’ Capital (Unaudited)

Amounts in thousands

	Partners’ Capital				Accumulated
					Other
				Accumulated	Comprehensive	Partners’
	A-1 Units	A-2 Units	B Units	Deficit	Loss	Capital
Balances at December 31, 2018	$339,263	$3,490	$718	$(135,648)	$(23,375)	$184,448
Net loss (a)	—	—	—	(22,629)	—	(22,629)
Foreign currency translation adjustment (a)	—	—	—	—	(9,739)	(9,739)
Capital Contributions	150	—	—	—	—	150
Adjustment to put right to redemption value	—	—	—	(254)	—	(254)
Repurchases of A-1 units	(23)	—	—	—	—	(23)
A-1 unit based compensation	779	—	—	—	—	779
A-2 unit based compensation	—	6	—	—	—	6
B unit based compensation	—	—	511	—	—	511

Balances at September 30, 2019	$340,169	$3,496	$1,229	$(158,531)	$(33,114)	$153,249

Balances at December 31, 2019	$338,501	$3,496	$1,404	$(176,601)	$(36,816)	$129,984
Net loss (a)	—	—	—	(52,766)	—	(52,766)
Foreign currency translation adjustment (a)	—	—	—	—	8,889	8,889
Adjustment to put right to redemption value	—	—	—	(1,899)	—	(1,899)
Repurchases of A-1 units	(148)	—	—	—	—	(148)
A-1 unit based compensation	301	—	—	—	—	301
B unit based compensation	—	—	374	—	—	374

Balances at September 30, 2020	$338,654	$3,496	$1,778	$(231,266)	$(27,927)	$84,735

(a)

Net loss attributable to partners of Agro Merchants Global, L.P. excludes net loss of $9 and $126 for the nine months ended September 30, 2020 and 2019, respectively, relating to the redeemable noncontrolling interest which is reflected in temporary equity in the Consolidated Balance Sheets. Foreign currency translation adjustment also excludes $26 and $(323) for the nine months ended September 30, 2020 and September 30, 2019, respectively, relating to the redeemable noncontrolling interest.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Amounts in thousands

	September 30,	September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net loss	$(52,775)	$(22,755)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	47,534	42,941
Amortization of deferred financing and debt issuance costs	2,410	2,024
Share-based compensation	986	1,410
Impairment of goodwill and intangibles	—	1,945
Equity income from equity-method investment	(700)	(644)
Unrealized loss on foreign exchange	3,692	10,052
Deferred income taxes	(3,578)	(3,571)
Provision for doubtful accounts receivables	(483)	(1,143)
Provision for losses on inventory	—	(4)
(Gain) loss on disposal of property, plant and equipment	(5,277)	896
Unrealized loss (gain) on derivatives	458	(20,531)
Changes in operating assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(1,402)	(6,105)
Inventory	(1,225)	(1,397)
Prepaid expenses	(2,152)	(9,150)
Accounts payable	1,639	(1,285)
Accrued liabilities	29,582	10,260
Deferred revenue	(418)	(1,011)
Income tax payable	632	610
Pension and other post retirement benefits	35	(11)
Other	2,950	290

Net cash provided by operating activities	21,908	2,821

Cash Flows From Investing Activities
Acquisition of businesses, net of cash acquired	—	(19,714)
Acquisition of property, plant and equipment	(22,790)	(38,675)
Proceeds from sale of property, plant and equipment	25,178	639
Settlement of derivatives financial instrument	24,700	—

Net cash provided by (used in) investing activities	27,088	(57,750)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Amounts in thousands

Cash Flows From Financing Activities
Proceeds from long-term and related party borrowings	393	77,176
Payments of long-term and related party borrowings	(3,283)	(11,065)
Proceeds under revolving credit facilities	40,454	38,000
Payments on revolving credit facilities	(27,534)	(38,696)
Payments on capital lease obligations	(5,901)	(6,357)
Payments of sale-leaseback financing obligations	(1,070)	(1,247)
Capital contributions	—	150
Repurchase of shares	(397)	(785)

Net cash provided by financing activities	2,662	57,176
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,248)	(835)

Net increase in cash, cash equivalents and restricted cash	50,410	1,412
Cash, cash equivalents and restricted cash at the beginning of period	26,985	22,650

Cash, cash equivalents and restricted cash at the end of period	$77,395	$24,062

Supplemental disclosures of cash flow information
Cash paid during the year for Interest paid	$28,881	$31,649
Schedule of noncash investing and financing transactions
Additions to property, plant and equipment included in accounts payable	$3,800	$1,783
Acquisition of property, plant and equipment under capital leases	$8,898	$9,836
Adjustment of put right to redemption value	$1,899	$254

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

1.	Business

Agro Merchants Global, L.P. and its subsidiaries (collectively the “Company”, “Agro Global” “we” or “us”) provide cold chain logistic services to its customers which include storage, packaging, material handling, blast freezing, and certain transportation and logistics with an emphasis on the import/export of food related product handling services.

The Company was formed as a Cayman Islands exempted limited partnership on July 22, 2013. As of September 30, 2020, 87.22% of the Company was owned by funds managed by Oaktree Capital Management, L.P. (the “Parent”) and 12.78% were owned by other limited partners.

The Company owns and operates through its indirectly owned subsidiaries Agro Merchants North America Holdings, LLC. (“Agro NA”), Agro Merchants European Holdings, L.P. (“Agro EU”), Agro Merchants LATAM Holdings, L.P. (“Agro LATAM”) and Agro Merchants APAC S.à r.l. (Agro APAC) modern temperature-controlled warehouses and distribution space across the United States, Europe, South America and Australia.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements as of and for the nine months ended September 30, 2020 and September 30, 2019 of the Company are unaudited and have been prepared in accordance with the requirements for quarterly reports, and consequently, do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States (“US GAAP”) for annual financial statements. As permitted under those rules, certain footnotes or other financial information have been condensed or omitted. In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2020 and its results of operations for the nine months ended September 30, 2020, and 2019, and cash flows for the nine months ended September 30, 2020, and 2019. The condensed balance sheet at December 31, 2019, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

The accounting policies set out below have been applied consistently to the periods presented in these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include the accounts and activities of the Company and its subsidiaries. Fifty percent or less owned companies, which are not variable interest entities of which the Company is the primary beneficiary, and for which the Company exercises significant influence but does not control, are accounted for under the equity method. Intercompany accounts and transactions among entities included in the unaudited condensed consolidated financial statements have been eliminated.

These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and Notes for the year ended December 31, 2019, which was issued on April 30, 2020.

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Significant Risks and Uncertainties

In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic. The United States, various other countries and state and local jurisdictions have imposed, among other things, travel and business operation restrictions intended to limit the spread of the COVID-19 virus and have advised or required individuals to adhere to social distancing or limit or forego their time outside of their home. This pandemic and the governmental response have resulted in significant and widespread economic disruptions to, and uncertainty in, the global and U.S. economies, including in the regions in which the Company operates. In many jurisdictions, the Company and its customers were deemed “essential businesses” and continued to operate, reducing the impact of these restrictions on its operations and results for the nine months ended September 30, 2020. However, the Company’s management cannot reliably predict the future impact of the pandemic and the governmental response to the pandemic on the Company’s operations and future results.

Reclassifications

Certain amounts in the prior year’s audited consolidated financial statements have been reclassified to conform to the current year presentation these reclassifications were between accounts payable and accrued liabilities.

Foreign Currency Transaction Gains and Losses

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the Consolidated Statements of Operations in other income (expense), net and primarily relate to unrealized gains (losses) associated with US dollar denominated debt recorded in the functional currencies of subsidiaries in Europe and Australia. Net foreign currency transaction gains and losses included in the determination of net loss were approximately $2.7 million loss and approximately $10 million loss for the periods ended September 30, 2020 and September 30, 2019, respectively.

Management’s Estimates and Assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of unaudited condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to the assignment of values to assets and liabilities in purchase accounting, asset estimated useful lives and impairments (including estimates of future cash flows), valuation of employee benefit obligations, bad debts, excess/obsolete inventory reserves, and reserves for contingencies and litigation. Management bases estimates on the Company’s historical experience, information provided by third-party experts, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates.

Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

December 31, 2019

Cash and cash equivalents	$19,213
Restricted cash	7,772

Total cash, cash equivalents, and restricted cash at December 31, 2019	$26,985

September 30, 2020 (Unaudited)

Cash and cash equivalents	$73,066
Restricted cash	4,329

Total cash, cash equivalents, and restricted cash shown at September 30, 2020	$77,395

Allowance for Doubtful Accounts

Accounts receivable are reported net of the allowance for doubtful accounts in the accompanying Condensed Consolidated Balance Sheets. The Company provides for estimated losses on accounts receivable based on prior bad debt experience and a review of existing accounts receivable balances. Based on these factors, there is an allowance for doubtful accounts of approximately $851 and $2.1 million as of September 30, 2020 and December 31, 2019, respectively.

Inventories, Net

Inventories consist of raw materials and finished goods and are stated at the lower of cost or net realizable value, with cost determined under the first-in-first-out basis. There is a reserve for excess and obsolete inventory of approximately $69 and $256 as of September 30, 2020 and December 31, 2019, respectively.

Deferred Financing Costs

These costs primarily consist of lender fees, legal fees and other professional services and are capitalized as deferred financing costs. Deferred financing costs are presented in the Condensed Consolidated Balance Sheets as a direct deduction from the carrying value of the associated debt liability and amortized to interest expense in the Condensed Consolidated Statements of Operations, in accordance with the recently ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

The costs related to the term loans are amortized using the effective interest method. The costs related to the revolving credit facilities are amortized using the straight-line method over the period until maturity. The incurred deferred financing costs are being amortized to interest expense over the term of the facilities. Amortization expense related to the Company’s deferred financing costs was approximately $2.4 million and $2.0 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.

Advertising Costs

We expense all advertising costs as incurred. Advertising costs during the nine months ended September 30, 2020 and September 30, 2019 were approximately $179 and $248 respectively.

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Fair Value of Financial Instruments

Fair value, as defined in US GAAP, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). US GAAP also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date.

The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial instruments included in our unaudited condensed consolidated financial statements are comprised of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, long-term debt, interest rate swap contracts, cross-currency swap contracts and contingent consideration. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of those instruments. Pension plan assets invested in insurance contracts are considered Level 3.

We recognize contingent purchase price consideration at fair value at the acquisition date. The acquisition date fair value is measured based on the consideration expected to be transferred (probability-weighted), discounted to present value. The discount rate used is determined at the time of measurement and interpolated from the BBB US composite yields for the corresponding periods. The fair value of the contingent milestone consideration is remeasured at the estimated fair value at the end of each reporting period. Therefore, any changes in the fair value will impact our earnings in such reporting period, thereby resulting in potential variability in our earnings until such contingencies are resolved.

Accounting Pronouncements Recently Adopted

The Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, effective January 1, 2019. This new guidance requires that restricted cash and restricted cash equivalents be presented together with unrestricted cash and cash equivalents in the statement of cash flows. The Company is required to account for this change retrospectively to all periods presented. As a result, the Company has changed its accounting policy for restricted cash as detailed in the audited consolidated financial statements for the year ended December 31, 2019.

The Company adopted ASC 606 - Revenue Recognition from Contracts with Customers, effective January 1, 2019. As a result, the Company has changed its accounting policy for revenue recognition as detailed in the audited consolidated financial statements for the year ended December 31, 2019. The Company applied ASC 606 using the modified retrospective method and determined that the standard did not have a material impact to the amount or timing of revenue recognized for its revenue arrangements. Additionally, the Company did not make any cumulative effect adjustments to the Consolidated Balance Sheets upon adoption.

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Company adopted ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. The definition of a business affects many areas of accounting (e.g., acquisitions, disposals, goodwill impairment, consolidation). When substantially all the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. To be considered a business, an acquisition would have to include an input and a substantive process that together significantly contribute to the ability to create outputs. The new guidance provides a framework to evaluate when an input and a substantive process are present (including for early stage companies that have not generated outputs). To be a business without outputs, there will now need to be an organized workforce. The adoption of this guidance did not have a material impact on the unaudited condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes two types of leases for lessees: finance and operating. Both finance and operating leases will have associated right-of-use assets and liabilities initially measured at the present value of the lease payments. In July 2018, the FASB issued update ASU 2018-11 that allows entities to initially apply the new leases standard prospectively at the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption as necessary. In November 2019, the FASB delayed the effective dates for implementing the leasing standard by one year for all non-public companies. The Company is currently evaluating the impact this guidance may have on its unaudited condensed consolidated financial statements and related disclosures as the Company expects it to have a material impact. The Company will adopt this standard beginning first quarter 2021, and anticipates adopting under the optional prospective method.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). This ASU sets forth a current expected credit loss (“CECL”) model which requires the measurement of all expected credit losses for financial instruments or other assets (e.g., trade receivables), held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model, is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. The standard also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. ASU 2019-10 extended the effective date to interim and annual periods beginning after December 15, 2022, for all other entities other than public business entities that meet the definition of an SEC filer. The Company is currently evaluating the impact this guidance may have on its unaudited condensed consolidated financial statements and related disclosures. The Company will adopt this standard beginning first quarter 2021, and anticipates adopting under the modified retrospective transition method.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. This update amends ASC 715 to remove disclosures that are no longer considered cost beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant to defined benefit pension and other postretirement plans. The ASU’s changes related to disclosures are part of the FASB’s disclosure framework project. This guidance is effective for all other companies other than public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted for all entities and the amendments in this update are required to be applied on a retrospective basis to all periods presented. The Company is currently evaluating the impact this guidance may have on its unaudited condensed consolidated financial statements and related disclosures.

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

In December 2019, the FASB issued ASU No.2019-12, Income taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The amendments in this standard are effective for all other companies other than public business entities for interim periods and fiscal years beginning after December 21, 2022. Early adoption is permitted. The Company is currently evaluating the impact this guidance may have on its unaudited condensed consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). This ASU contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact this guidance may have on its unaudited condensed consolidated financial statements and related disclosures.

The Company has reviewed other recently issued accounting pronouncements and concluded that they are either not applicable to the business or that no material effect is expected because of future adoption.

3.	Business Combinations

2019 Acquisitions

Cool-Pak Solutions

On May 3, 2019, the Company’s wholly-owned subsidiary Agro Merchants Carson, LLC (“Agro Carson”), a Delaware limited liability company, entered into an asset purchase agreement to acquire the operating assets of Cool-Pak Solutions, L.P. (“Cool-Pak”), a Nevada limited partnership. Cool-Pak operates storage and repacking services based in the Port of Long Beach, California. This transaction expands the Company’s service capabilities on the West Coast and reinforces its industry position in fresh produce repacking operations. The financial results of Agro Carson have been included in our consolidated financial results from the date of acquisition.

The total purchase consideration was $10.1 million in cash. A net working capital adjustment receivable at December 31, 2019 decreased consideration transferred by $500. We incurred approximately $67 in acquisition related costs.

The estimated fair values of the assets acquired and liabilities assumed were determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, growth and attrition rates, future expected cash flows and other future events that are judgmental and subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement of the fair value hierarchy as defined in ASC 820, Fair Value Measurements. Intangible assets consisting of customer relationships and trade names were valued using the multi-period excess earnings method, or the relief-from-royalty method, both are forms of the income approach. A cost and market approach was applied, as appropriate, for property, plant and equipment.

Agro Merchants Global, L.P.

Notes	to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Company recognized amortizable trade name intangible assets and customer relationships intangible assets as part of the acquisition. The Company will amortize the trade name over five years, and the customer relationships over twelve years.

The following table summarizes the consideration transferred to acquire the Cool-Pak assets and liabilities based on their estimated fair value at the acquisition date:

Fair valuation of consideration transferred
Total consideration transferred	$9,592

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	406
Inventory	196
Long-term deposits	65
Property, plant and equipment	2,425
Intangible assets subject to amortization	4,900
Accounts payable	(790)
Accrued expense and other current liabilities	(322)

Net recognized amounts of identifiable assets acquired	6,880

Goodwill	$2,712

Valencia, Sines and Leixões

On June 4, 2019, the Company entered into a share purchase agreement for the acquisition of the three Iberia based cold store facilities from Friopuerto Investment, S.L. The three acquired cold stores are located in Valencia, Spain, Sines and Leixões, Portugal. This transaction expands the Company’s footprint and service capabilities within the Iberian region and reinforces the company’s position in the import/export arena to support international trade. The three new facilities have transitioned to operate under the AGRO Merchants brand.

The acquisition of the three business in Spain and Portugal were executed by the Company’s wholly-owned subsidiary (i) Agro Merchants Spain, S.A.(“Agro Spain”), a company duly incorporated under the laws of the Kingdom of Spain and ii) Agro Merchants Portugal S.G.P.S., S.A.(“Agro Portugal”), a company duly incorporated under the laws of the Portuguese Republic. Agro Spain acquired all the issued and outstanding shares of Frio Puerto Valencia, S.L., a Spanish limited liability company. Agro Portugal acquired all the issued and outstanding shares of FP Sines Unipessoal Lda and FP Leixões Lda; both are Portuguese private limited liability companies. The financial results of the three acquired businesses have been included in our unaudited condensed consolidated financial results from the date of acquisition.

The total purchase consideration was $9.6 million in cash. A net working capital adjustment decreased consideration transferred by $26. We incurred approximately $116 in acquisition related costs. These costs are included within expenses in connection with business acquisition and organization costs in the Condensed Consolidated Statements of Operations.

The estimated fair values of the assets acquired and liabilities assumed were determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, growth and attrition rates, future expected cash flows and other future events that are judgmental and subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a

Agro Merchants Global, L.P.

Notes  to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Level 3 measurement of the fair value hierarchy as defined in ASC 820, Fair Value Measurements. Intangible assets consisting of customer relationships and trade names were valued using the multi-period excess earnings method, or the relief-from-royalty method, both are forms of the income approach. A cost and market approach was applied, as appropriate, for property, plant and equipment.

The Company recognized amortizable trade name intangible assets and customer relationships intangible assets as part of the acquisition. The Company will amortize the trade name over five years, and the customer relationships over twelve years.

The following table summarizes the consideration transferred to acquire the three businesses in Spain and Portugal based on its estimated fair value at the acquisition date:

Fair valuation of consideration transferred
Total consideration transferred	$9,596
Less cash acquired	(787)

Total fair value of consideration transferred	$8,809

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	855
Prepaid and other current assets	138
Property, plant and equipment	8,705
Deferred income taxes	448
Intangible assets subject to amortization	428
Accounts payable	(519)
Accrued expense and other current liabilities	(1,290)
Long term debt	(480)
Other long term liabilities	(16)

Net recognized amounts of identifiable assets acquired	8,269

Goodwill	$540

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Derivative contracts	$—	$6,285
Income and other taxes	10,755	2,112
Insurance	5,718	5,236
Vendor rebates	456	687
Rent	167	403
Deferred compensation expenses	—	234
Amounts held in escrow	1,045	—
Deposits and advances	1,396	1,354
Service agreements	37	31
Maintenance and licenses	161	107
Employee compensation and benefits	4	685
Other prepaid assets	2,967	2,755

Total prepaid expenses and other current assets	$22,706	$19,889

5.	Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Land	$75,168	$78,396
Buildings and improvements	471,784	477,256
Machinery and equipment	142,850	130,559
Furniture and fixtures	14,423	13,456
Motor vehicles	18,279	15,484
Construction in progress	19,255	7,293

Gross property, plant and equipment	741,759	722,444
Less: Accumulated depreciation	(185,811)	(154,650)

Property, plant and equipment, net	$555,948	$567,794

The Company recorded depreciation expense related to these assets of approximately $32.8 million and approximately $30.6 million for September 30, 2020 and September 30, 2019, respectively.

During the period ended September 30, 2020, the Company sold assets pertaining to its facility in Oakland, CA. The Company received proceeds from the sale of $25 million of which $0.5 million is held in escrow as of period end. As a result of the transaction the Company derecognized $19.8 million of fixed assets and recognized a gain of $5.2 million on the sale.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

6.	Investment in unconsolidated subsidiary

Investment in unconsolidated subsidiary consists of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Equity method investments	$21,821	$21,121

Total investment in unconsolidated subsidiary	$21,821	$21,121

Equity method investments

Our investment in unconsolidated subsidiary consists of an equity investment where we hold significant influence over investee actions and which we account for under the equity method of accounting.

Holding Latam Logistics Ltd.

On December 11, 2014, Agro Merchants LATAM Holdings S.a.r.l (“AM LATAM Sarl”) purchased shares in Holding Latam Logistics Ltd. (incorporated in the Cayman Islands) (“HLL Ltd”) to obtain a 26.1% equity interest in Agrofundo Brazil II Fundode Investimento em Participações (“FIP”). The FIP owns all the issued and outstanding shares of common stock of Agro Improvement Participações S.A. (“Agro Improvement”), a sociedade anônima, duly organized and existing under the laws of Brazil. During 2015 AM Latam Sarl made an additional investment of $3.8 million in HLL Ltd, which in turn invested the amount in FIP. As a result of the additional funding by the Company and other quota holders of FIP, the Company’s equity interest in FIP decreased to 22.12% as of December 31, 2016. There have been no changes in the ownership percentage since then.

The Company has a call right that enables it to purchase all the issued and outstanding shares of Agro Improvement starting on January 1, 2019 through January 7, 2023. The FIP has a put right that requires the Company when exercised to purchase from it all the issued and outstanding shares of Agro Improvement starting on July 1, 2019 through January 7, 2023. The call and put rights are recorded at the fair values of the rights as of the date of the investment. We recorded a net adjustment of $3.4 million to the investment resulting from the fair value of the put and call option at the date of the investment. This amount is included in other long-term liabilities on the Condensed Consolidated Balance Sheets as disclosed in Note 11, Other Long-Term Liabilities.

As of September 30, 2020 and December 31, 2019 the carrying value in HLL Ltd was $21.8 million and $21.1 million, respectively. During the nine months ended September 30, 2020 and September 30, 2019, an amount of $700 income and $644 income, respectively, were recognized as an equity method result in the unaudited Condensed Consolidated Statements of Operations.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

7.	Other Long-Term Assets

Other long-term assets consist of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Long-term derivative contracts	$2,527	$7,753
Lease incentives	766	733
Long-term deposits	—	531
Other long-term assets	1,396	—

Total other long-term assets	$4,689	$9,017

8.	Accrued Liabilities

Accrued liabilities consist of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Compensation and benefits payable	$16,532	$12,885
Freight charges	2,725	2,292
Derivative contracts	1,149	2,020
Capital expenditure	777	2,177
Legal and professional fees	4,145	2,884
Utilities	1,121	1,148
Accrued taxes	769	910
Deferred purchase consideration	21	150
Customer rebates	222	146
Dividends payable	—	297
Interest	615	811
Value added taxes (a)	11,296	7,448
Accrued transaction costs	17,971	—
Accrued insurance	2,188	1,428
Accrued property tax	1,414	295
Other accrued liabilities	6,284	3,627

Total accrued liabilities	$67,229	$38,518

(a)	The balance of value added taxes as of December 31, 2019 have been reclassified from accounts payable to accrued liabilities to conform to the current year presentation.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

9.	Leases and Sale-Leaseback Financing Obligations

Capital Leases

We record capital lease obligations and leased property, plant and equipment at the present value of future lease payments based upon the terms of the related lease. As of September 30, 2020, our capital leases have expiration dates ranging from 2020 to 2030.

The annual future payments under capital lease obligations as of September 30, 2020 are as follows:

2020 - October to December	$2,293
2021	8,363
2022	5,568
2023	4,511
2024	3,290
Thereafter	11,949

35,974
Amount representing interest	(1,240)

Present value of minimum payments	$34,734

Operating leases

We have entered into leases for warehouse facilities, office space, and certain machinery and equipment that are classified as operating leases. Initial lease terms range from three to twenty years and contain various periods of free rent and renewal options. However, we record rent expense on a straight-line basis over the initial lease term and any renewal periods that are reasonably assured. We do not have any leases that require rental payments based on contingent events.

The annual future minimum lease payments under operating leases as of September 30, 2020 are as follows:

2020 - October to December	$7,131
2021	26,939
2022	24,046
2023	21,829
2024	21,673
Thereafter	217,199

$318,817

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Sale-leaseback financing obligations

Sale-leaseback financing obligations of real estate-related long-lived assets consist of the following:

		Interest rate as of	September 30,	December 31,
	Maturity	September 30, 2020	2020	2019
			(Unaudited)
3 facilities - 2007	July 2031	10%	$67,812	$68,806
1 facility - 2013	December 2033	10%	5,639	5,715

Principal amount of sale-leaseback financing obligations			73,451	74,521
Current maturities of sale leaseback financing obligations			(1,559)	(1,461)

Sale-leaseback financing obligations			$71,892	$73,060

The Company completed a sale-leaseback transaction for three of its warehouse facilities that was accounted for as financing. The initial term of the agreement is 20 years and rent payments increase every five years. The rent payments increase by the lesser of 125% of the cumulative increase in the Consumer Price Index over the related five-year period or 9%. The agreement’s termination date is July 31, 2031 and has an implicit interest rate of 10%. The long-lived assets are being depreciated on a straight-line basis over their remaining economic useful life.

The Company completed a sale-leaseback transaction for one of its warehouse facilities that was accounted for as financing. The initial term of the agreement is 20 years and includes six 5-year renewal periods. The rent payments increase every five years by the lesser of the cumulative increase in the Consumer Price Index over the related five-year period or 12%. The agreement’s termination date is December 31, 2033 and has an implicit interest rate of 10%. The long-lived assets are being depreciated on a straight-line basis over their remaining economic useful life.

The annual future minimum lease payments, inclusive of certain obligations to be settled with the residual value of the related long-lived assets upon expiration of the lease agreement, of the sale-leaseback financing obligations at September 30, 2020 are as follows:

2020 - October to December	$2,208
2021	8,833
2022	9,446
2023	9,568
2024	16,833
Thereafter	88,289

135,177
Amount representing interest	(61,726)

Present value of minimum payments	$73,451

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

10.	Long-Term and Related Party Debt

Long-term and related party debt consist of the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
North America
Term loans
Morgan Stanley and US Bank	$149,224	$150,179
Revolving credit facility
Various banks	8,411	6,647
Europe
Term loans
Morgan Stanley and US Bank	238,836	240,404
Various banks	11,715	11,649
HSBC	104,122	99,603
Revolving credit facility
Various banks	27,548	15,334
Asia Pacific
Term loans
Morgan Stanley and US Bank	15,915	16,017
Latam
Various banks	37	—

Principal amount of total debt obligations	555,808	539,833
Debt issuance costs	(12,732)	(15,016)

Long-term and related party debt less debt issuance costs	543,076	524,817
Current maturities of long-term and related party debt and revolving credit facilities	(8,968)	(13,511)

Total long-term, related party debt and revolving credit facilities, less current maturities	$534,108	$511,306

As of September 30, 2020, the maturities of our debt for the next five years are as follows:

2020 - October to December	$4,648
2021	4,604
2022	40,230
2023	4,903
2024	342,444
Thereafter	158,979

$555,808

Morgan Stanley and US Bank Term Loans

On December 6, 2017, the Company, through its wholly owned subsidiaries Agro Merchants NAI Holdings, LLC (“Agro NAI”), Agro Merchants European Holdings Sarl (“Agro EU Sarl”) and Agro Merchants APAC Sarl, entered into a joint credit agreement with Morgan Stanley that provided a $360 million term loan (“Lien 1”) and a joint credit agreement with US Bank that provided a $80 million term loan (“Lien 2”). These loans mature on December 6, 2024 and June 6, 2025 respectively. Oaktree, a related party, has contributed balances outstanding of $51.3 million of the initial $360 million of Lien 1 borrowing as of September 30, 2020.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Lien 1 and 2 term Loans are unconditionally guaranteed by the Company and substantially all of its directly and indirectly owned subsidiaries (together the “Guarantors”) on a joint, several, irrevocably and unconditional basis. The Guarantors entered into security agreements under which all obligations of the Lien 1 and Lien 2 debt will be collateralized by certain assets of the Guarantors, including a pledge of the equity of the Company and all other Guarantors.

An amount of $745 and $737 has been recorded to interest expense in the nine months ended September 30, 2020 and September 30, 2019, respectively.

The Lien 1 and 2 loan Agreement contains customary affirmative and negative covenants the Company is required to satisfy. As of the reporting date the Company is not in breach of any of these covenants.

Lien 1

The loan agreement with Morgan Stanley requires the Company to repay the aggregate term loan in full on the maturity date. The Company can voluntarily cancel and repay the whole or part of the facility prior to the maturity date without premiums or penalties. The Company is required to make quarterly repayments of $875 with the first payment on March 31, 2018 and the last repayment on September 30, 2024. Furthermore, the Company is required to make mandatory prepayments in certain circumstances, which includes excess cash flow with the first payment commencing after December 31, 2018. The prepayment amount will be calculated based on an amount equal or lesser than 50% of the excess cash flow during the financial year, depending on certain ratio testing results and less voluntary prepayments during the prior year. The Company has made no prepayments in 2020 or 2019.

The Lien 1 loan bears interest at the selected LIBOR rate plus an applicable margin of 3.75% per annum. Interest is payable at the end of each interest period.

Lien 2

The loan agreement with US Bank requires the Company to repay the aggregate term loan in full on the maturity date. The Company can voluntarily cancel and repay the whole or part of the facility prior to the maturity date without premiums or penalties, unless such (partial) repayment is prior to December 6, 2018, December 6, 2019 and December 6, 2020 whereby a prepayment premium of 3%, 2% and 1% apply respectively, provided that the first 33% of the loan is not subject to the prepayment premium at any time. A voluntary prepayment was done in March 2019 in the amount of $6.4 million.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Company is required to make mandatory prepayments in certain circumstances, including excess cash flow with the first payment commencing after December 31, 2018 based on an amount equal or lesser than 50% of the excess cash flow during the financial year, depending on certain ratio testing results, less any payment related to excess cash flow on the Lien 1 term loan, less voluntary prepayments during the prior year.

The Lien 2 loan bears interest at the selected LIBOR rate plus an applicable margin of 8% per annum. Interest is payable at the end of each interest period.

Wells Fargo Asset-Based Loan

On December 6, 2017, the Company entered into a joint Asset-Based Revolving (“ABL”) credit facility with initial revolving credit commitments of $60 million with Wells Fargo. The ABL allows the Company to draw funds up to a certain calculated amount based on the level and composition of current trade Accounts Receivables (“Borrowing base”). Amounts borrowed may be repaid and subsequent borrowings made at any time during the term of the agreement. As of September 30, 2020 the balance was $32.1 million (Euro denominated borrowings of €7.1 million) drawn. As of December 31, 2019 the balance was $17.1 million (Euro denominated borrowings of €15.2 million) drawn The ABL agreement contains customary affirmative and negative covenants the Company is required to satisfy. This loan matures on December 6, 2022.

The Company is required to make mandatory repayments in case the facility usage exceeds the maximum amount as per the most recent “Borrowing base”. Base rate loans refer to loans drawn that bears interest at a rate determined by a reference to the Base rate which is as follows. USD Base rate loans drawn on the ABL bear interest at a fluctuation rate per annum equal to the greatest of (i) the Federal Funds rate plus 0.5%, (ii) the prime rate as announced by Wells Fargo from time to time, (iii) the LIBOR Rate plus 1% or (iv) 0% plus a margin dependent on the average excess availability. Other currency denominated Base rate loans drawn on the ABL bear interest at a fluctuation rate per annum equal to the greatest of the LIBOR Rate plus 1% or 0% plus a margin dependent on the average excess availability. The applicable margin for 2019 and 2018 was 1.5% and 0.5%. respectively. LIBOR rate loans refers to loans drawn that bears interest at a rate determined by a reference to the LIBOR rate which bear interest at the greatest of the selected LIBOR rate and 0% plus a margin of 1.50% which is dependent on the average excess availability.

The Company is charged an Unused Line fee up to 0.375% of the facility. Interest is payable at the end of each interest period.

HSBC Facility Agreement

On May 30, 2018, the Company, through its wholly owned subsidiaries Whitchurch RE Ltd, Lurgan RE 1 Ltd, Lurgan RE 2 Ltd, Lough Eghish RE Limited, Castlebleyney RE Limited, Westland RE B.V., Barneveld RE B.V., Maasvlakte RE B.V. and Urk RE B.V. entered into a loan facility (“HSBC Facility”) with an aggregate amount equal to the total commitments of €88.8 million with HSBC Bank PLC, maturing on April 30, 2023.

The purpose of the HSBC Facility allows the Company to draw funds up to a certain calculated amount based on the property commitments which shall be applied towards: (re-)financing the cost of acquisition of the committed properties, financing a permitted acquisition including a permitted development, refinancing all or part of the existing financing arrangements, general corporate purposes (including capital expenditure) and payment of a permitted distribution; and payment of any fees, costs and expenses, stamp registration and other taxes (other than VAT) incurred in connection with the above.

An amount of $468 and $94 has been recorded to interest expense in the nine months ended September 30, 2020 and September 30, 2019, respectively.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Euro loans drawn on the facility bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.10% plus EURIBOR. USD loans drawn on the facility bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.65% plus LIBOR and GBP loans bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.4% plus LIBOR. Interest is payable on a quarterly basis, with the first payment on July 1, 2018. Commitment fees are computed at a rate of 0.75% per annum on the lender’s available commitment during the period and are payable quarterly in arrears.

The Company is required to make mandatory prepayments in certain circumstances, including illegality for lenders to perform their obligations, a change in control or a voluntary cancellation. The Company may voluntarily prepay the HSBC facility, in whole or in part, at any time if it results in a minimum of $1 million base currency reduction in the loan.

The HSBC facility is unconditionally guaranteed by the Company, through its wholly owned subsidiaries AM UK RE Holdco Ltd, Agro Merchants IR RE Holdco Limited, AM NL RE Holdco 1 B.V., AM NL RE Holdco 2 B.V., Whitchurch RE Ltd, Lurgan RE 1 Ltd, Lurgan RE 2 Ltd, Lough Eghish RE Limited, Castlebleyney RE Limited, Westland RE B.V., Barneveld RE B.V., Maasvlakte RE B.V. and Urk RE B.V. (together the “Guarantors”) on a joint, several, absolute and unconditional basis.

On May 30, 2018 the Guarantors entered into security and pledge agreements. Under the Security and Pledge Agreements all obligations of the HSBC Facility will be collateralized by certain assets of the Guarantors.

The HSBC Facility Agreement contains customary affirmative, negative and financial covenants the Company is required to satisfy.

11.	Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	September 30, 2020 (Unaudited)	December 31, 2019
Derivative contracts	$13,638	$4,208
Put and call option liability	3,411	3,411
Employee benefit obligations	1,752	1,647
Deferred gain	809	847
Other long-term liabilities	2,556	368

Total other long-term liabilities	$22,166	$10,481

12.	Redeemable Noncontrolling Interest

On December 31, 2014, AM LATAM Sarl acquired a 65% controlling interest in Frigorifico Andino S.A. (“Icestar”), a close corporation duly organized under the laws of Chile, located in Santiago, Chile. The Company entered into reciprocal put and call options with the Icestar Minority Shareholders (“Icestar MS”) with respect to the 35% of Icestar shares held by the Icestar MS. The Icestar MS has an irrevocable and exclusive right (“Put Right”) to require the Company to purchase all or a portion of the Icestar MS’s shares in Icestar. The Put Right is exercisable after January 1, 2018 and expires on December 31, 2024. There has been no exercise of the Put Right as of September 30, 2020.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Company has an irrevocable and exclusive right (“Call Right”) to require the Icestar MS to sell all or a portion of its shares in Icestar to the Company. The Call Right starts on January 1, 2019 and expires on December 31, 2024. There has been no exercise of the Call Right as of September 30, 2020.

The redeemable noncontrolling interest was recorded at its fair value as of the acquisition date and is adjusted to its redemption value on an annual basis.

The following table presents the reconciliation of changes in the redeemable noncontrolling interest (“NCI”):

December 31, 2019
Balance as of January 1, 2019	$6,770
Adjustment of put right to redemption value	(887)
Net loss attributable to redeemable NCI	(196)
Other comprehensive loss attributable to redeemable NCI	(425)
Declared dividend attributable to redeemable NCI	105

Balance as of December 31, 2019	$5,367

September 30, 2020 (Unaudited)
Balance as of January 1, 2020	$5,367
Adjustment of put right to redemption value	1,899
Net loss attributable to redeemable NCI	(9)
Other comprehensive income attributable to redeemable NCI	26

Balance as of September 30, 2020	$7,283

13.	Income Tax

For the nine month period ended September 30, 2020, the effective tax rate of 6.5% differs from the federal statutory rate of 21% due to permanent differences and the recording of the valuation allowance related to deferred tax asset for interest deduction limitations.

For the nine month period ended September 30, 2019, the effective tax rate of 6.4% differs from the federal statutory rate of 21% due to permanent differences and the recording of the valuation allowance related to deferred tax asset for NOL and interest deduction limitations.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

14.	Derivative Instruments and Risk Management

Credit Risk Management

The cross-currency swaps discussed below contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposures for these instruments by limiting the counterparties to banks and financial institutions that meet established credit guidelines and by monitoring counterparty credit risk to prevent concentrations of credit risk with any single counterparty. The Company has not historically incurred, and do not expect to incur in the future, any losses as a result of counterparty default.

Hedging

Due to favorable valuations of the multiple cross-currency swaps which were entered into as per December 6, 2017, the Company decided as per May 20, 2020 to terminate these swap contracts and enter into new multiple cross currency swaps with an updated index and notional amounts with the same maturity date of December 31, 2021. The updated multiple cross-currency swaps manage the foreign currency risk that relates to the US dollar debt obligations that are disclosed in Note 10 Long-Term and Related Party Debt. The Company accounts for these derivatives in accordance with ASC 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

Risk Management Objective and Nature of Risk Being Hedged:

The Company’s risk management objective and strategy is to protect designated monetary amounts of the Company’s net investment in AGRO Merchants Holdings UK Ltd., a GBP-functional-currency subsidiary (“GBP Subsidiary”), against the risk of adverse changes in the EUR-GBP exchange rate.

Variability in the EUR-GBP exchange rate impacts the Company as the consolidated financial statements of GBP Subsidiary are translated each reporting period. In the consolidation process, changes in the EUR-GBP exchange rate will affect Other Income as the newly entered cross-currency swaps are not designated as an effective hedge. Amounts previously related to hedging reflected as Cumulative Translation Adjustment (“CTA”) are reclassified into earnings at the time the net investment is sold or substantially liquidated.

The Company is hedging the risk of changes in the EUR equivalent value of a portion of its net investment in its consolidated GBP Subsidiary attributable to changes in the EUR-GBP exchange rate between the designation date and maturity date of the hedging instruments described below.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

The Hedging Instruments and Hedged Net Investments

The Company is meeting its risk management objective and strategy noted above by holding cross-currency swaps with the following terms (the “Hedging Instrument”):

	Cross-currency swap A	Cross-currency swap B
Index	EUR-GBP Exchange Rate	EUR-GBP Exchange Rate
Pay Notional	GBP 32,000,000,00	GBP 53,000,000,00
Pay Rate	3-month GBP-LIBOR plus 5.57%	3-month GBP-LIBOR plus 5,263%
Receive Notional	EUR 35,656,642,00	EUR 59,136,893,00
Receive Rate	3-month EURIBOR plus 5.37%	3-month EURIBOR plus 5.226%
Effective Date	May 22, 2020
Maturity Date	December 31, 2021

The Company’s wholly owned subsidiaries Agro Merchants Intermediate Holdings LP (“Intermediate Holdings”) and Agro Merchants EU Holdings Sarl entered into cross-currency swaps), which are considered as “internal derivatives”. Intermediate Holdings simultaneously entered into back-to-back cross-currency swaps with external financial institutions, “external derivatives” as included in the table above. As per May 20, 2020, the Company terminated the existing “internal derivatives” and entered into new updated contracts due to new multiple cross-currency swaps being effective as per May 22, 2020.

The Hedging Instruments are receive-variable-rate, pay-variable-rate cross-currency swaps, and because the repricing intervals and dates are the same for both legs of the hedging instruments, the swaps meets the qualifying requirements for hedging instruments in net investment hedging relationships.

As per May 22, 2020, the Hedging Instruments are not designated as an effective net investment hedge of the risk of changes in the first previously unhedged EUR equivalent value of GBP $32 million and first previously unhedged EUR equivalent value of GBP $53 million of the Company’s beginning net investment balance (at the inception of the hedging relationship and at the beginning of each quarterly reporting period thereafter) in the GBP Subsidiary (the “hedged net investment”).

Assessment of Hedge Effectiveness prior to May 20, 2020:

Hedge effectiveness will be assessed based on overall changes in fair value of the Hedging Instruments (that is, based on changes in forward rates). The assessment of effectiveness will be on a pre-tax basis. The Company employs the use of statistical regression analysis as the effectiveness assessment method.

The Company expects that the Hedging Instruments will be highly effective in offsetting the changes in the value of the hedged net investment attributable to the hedged risk.

Impact on the unaudited condensed consolidated financial statements after May 20, 2020:

The Hedging Instruments will be recorded on the condensed consolidated balance sheet at fair value each period, the gain or loss will be recorded in Other Income in the Condensed Consolidated Statement of Operations.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

Balance Sheet Recognition

The following table presents the location on the unaudited Condensed Consolidated Balance Sheet in which the Company’s derivative instruments have been recognized and the related fair values as of September 30, 2020:

	September 30, 2020 (Unaudited)
	Derivative Assets		Derivative Liabilities		Fair Value
	Gross Fair Value	Balance Sheet Location	Gross Fair Value	Balance Sheet Location	Hierarchy Level
Derivatives not designated as a hedge
Morgan Stanley EUR-GBP Cross-currency swaps	$—	Other current assets	$(286)	Other current liabilities	Level 2
	1,622	Other long-term assets	—	Other long-term liabilities	Level 2
Deutsche Bank EUR-GBP Cross-currency swaps	—	Other current assets	(239)	Other current liabilities	Level 2
	905	Other long-term assets	—	Other long-term liabilities	Level 2
Morgan Stanley EUR-USD Cross-currency swaps	—	Prepaid expenses and other current assets	(321)	Other current liabilities	Level 2
	—	Other long-term assets	(8,267)	Other long-term liabilities	Level 2
Deutsche Bank EUR-USD Cross-currency swaps	—	Prepaid expenses and other current assets	(303)	Other current liabilities	Level 2
	—	Other long-term assets	(5,186)	Other long-term liabilities	Level 2
Interest rate swaps	—	Prepaid expenses and other current assets	(185)	Other long-term liabilities	Level 2

Total	$2,527		$(14,787)

The following table presents the location on the Consolidated Balance Sheets in which the Company’s derivative instruments have been recognized and the related fair values as of December 31, 2019:

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

	December 31, 2019
	Derivative Assets		Derivative Liabilities		Fair Value Hierarchy Level
	Gross Fair Value	Balance Sheet Location	Gross Fair Value	Balance Sheet Location

Derivatives designated as a hedge
Morgan Stanley EUR-GBP Cross-currency swaps	$—	Other long-term assets	$(1,226)	Other current liabilities	Level 2
	—	Other long-term assets	(2,367)	Other long-term liabilities	Level 2
Deutsche Bank EUR-GBP Cross-currency swaps	—	Other long-term assets	(794)	Other current liabilities	Level 2
	—	Other long-term assets	(1,593)	Other long-term liabilities	Level 2
Derivatives not designated as a hedge
Morgan Stanley EUR-USD Cross-currency swaps	3,912	Prepaid expenses and other current assets	—	Other long-term liabilities	Level 2
	4,767	Other long-term assets	—	Other long-term liabilities	Level 2
Deutsche Bank EUR-USD Cross-currency swaps	2,373	Prepaid expenses and other current assets	—	Other long-term liabilities	Level 2
	2,986	Other long-term assets	—	Other long-term liabilities	Level 2
Interest rate swaps	—	Prepaid expenses and other current assets	(248)	Other long-term liabilities	Level 2

Total	$14,038		$(6,228)

The tables are segregated between those derivative instruments that qualify and are designated as hedging instruments and those that are not, as well as by type of contract and whether the derivative is in an asset or liability position.

The company settled the outstanding derivative agreements during the period ending June 30, 2020. As a result of the settlements the company received $24.7 million and derecognized the financial instruments. The amounts that have not yet been recognized in earnings remain in AOCI until the net investment is sold, completely liquidated, or substantially liquidated. The Company simultaneously entered into new derivative financial instruments which are recognized in the balance sheet as of September 30, 2020.

Statement of Operations and AOCI Recognition

The following table indicates the amount of gains and losses that have been recognized in Other Comprehensive Loss within “Foreign currency translation adjustment” as at September 30, 2020 and December 31, 2019 for those derivatives designated as net investment hedges.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

	Recognized in Other Comprehensive Loss
	September 30, 2020 (Unaudited)	December 31, 2019	Line item
Derivatives designated as a hedge
			Foreign currency translation
Morgan Stanley EUR-GBP Cross-currency swaps	$1,750	$5,720	adjustment
			Foreign currency translation
Deutsche Bank EUR-GBP Cross-currency swaps	1,194	3,772	adjustment

Total	$2,944	$9,492

As of May 22, 2020, there was no portion of any derivatives designated as net investment hedges considered to be ineffective for the nine months ended September 30, 2020 or September 30, 2019.

The following table is a summary of the amounts recorded in the Consolidated Statements of Operations related to fair value changes of derivatives not designated as hedges for the nine months ended September 30, 2020 and September 30, 2019.

	Realized and Unrealized Expense (Income) Recognized in Net Loss
	September 30, 2020	September 30, 2019	Line item
Derivatives not designated as a hedge
Morgan Stanley EUR-GBP Cross-currency swaps	$(1,174)	$—	Other expense (income), net
Deutsche Bank EUR-GBP Cross-currency swaps	(549)	—	Other expense (income), net
Morgan Stanley EUR-USD Cross-currency swaps	8,346	(12,588)	Other expense (income), net
Terminated Agreements: Effective 1/1/20-5/20/20	(7,115)	—	Other expense (income), net
Deutsche Bank EUR-USD Cross-currency swaps	5,369	(7,927)	Other expense (income), net
Terminated Agreements	(4,562)	—	Other expense (income), net
Interest rate swap	(72)	(32)	Interest income/(expense)

Total	$243	$(20,547)

15.	Commitments and Contingencies

We are subject to legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse impact on our financial condition, results of operations or cash flows.

As of September 30, 2020 the group is committed to incur other capital expenditures of approximately $6.1 million relating to an expansion of warehousing facility in Ireland.

Agro Merchants Global, L.P.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amounts in thousands, except unit data

16.	Subsequent Events

Management has evaluated subsequent events through November 20, 2020, the date the condensed Consolidated Financial Statements (Unaudited) were available to be issued.

On October 13, 2020, the Company announced that it has entered into a definitive agreement to sell 100% of the equity of the Company to Americold Realty Trust for a total of $1.74 billion. The acquisition is subject to customary and regulatory closing conditions and closing is expected to occur late in the fourth quarter of 2020 or early in the first quarter of 2021. As of September 30, 2020, the Company has incurred $17.9 million of transaction costs related to the sale agreement.

On November 4, 2020, the Company settled its outstanding derivative agreements. As a result of the settlements the Company paid $13.6 million and derecognized the financial instruments.